March 11, 2014

H. E. Nasser bin Hamood bin Ahmed al Kindi
Secretary General of Royal Court Affairs
P.O. Box 50
Postal Code 100
Muscat
Sultanate of Oman
Re: Development Agreement for the Omagine Project

Your Excellency,

I hope this communication finds you under the best of circumstances.

The one million square meters of land for the Omagine Project (the “Omagine Plot”) was given to the Ministry of Tourism (“MOT”) by His Majesty for the purpose of developing the Omagine Project. Attached please find copies of the original Mulkiya and Krooki for the Omagine Plot.

The MOT has proposed to modify the boundaries of the Omagine Plot by extending them in one direction and shrinking them by a like amount in another direction, thereby accommodating the Government and maintaining the location and unified plot size of one million square meters. These new boundaries for the Omagine Plot (the “New Boundaries”) are acceptable to Omagine LLC and we have communicated our agreement in writing to MOT.

We and our attorneys have had several recent meetings and conversations with His Excellency Ahmed Al-Mahrizi and the MOT staff for the purpose of  concluding and signing the Development Agreement for the Omagine Project (the “DA”).

H.E. Al-Mahrizi has informed us and our attorneys that there are no outstanding issues remaining with respect to the DA and that he is agreeable to sign the DA as soon as he gets confirmation from you that Royal Court Affairs (“RCA”) has no objection to the New Boundaries.

In my recent telephone conversation with H.E. Mahrizi, he indicated that in order to sign the DA he now only needed Royal Court Affairs to consent to the New Boundaries and that a telephone call from you to him confirming RCA’s consent would be sufficient to close this matter.

If you agree, Your Excellency, could I ask you to be in contact with H.E. Mahrizi to confirm RCA’s consent to the New Boundaries. We can then move immediately to the signing of the DA and the start of this truly splendid cultural tourism project for Oman.

I, of course, remain at your immediate disposal if you have any questions or concerns at all. Thank you again, Your Excellency, for your continued support and encouragement.

Best personal regards,

Frank J. Drohan